Exhibit 2

NOTICE TO THE HOLDERS OF NOTES ISSUED BY

OI S.A. – UNDER JUDICIAL REORGANIZATION,

PORTUGAL TELECOM INTERNATIONAL FINANCE B.V. – UNDER JUDICIAL REORGANIZATION

AND

OI BRASIL HOLDINGS COÖPERATIEF U.A. – UNDER JUDICIAL REORGANIZATION

RIO DE JANEIRO, RJ, BRAZIL, June 15, 2018 — Oi S.A. – Under Judicial Reorganization (“Oi”), Portugal Telecom International Finance B.V. – Under Judicial Reorganization (“PTIF”) and Oi Brasil Holdings Coöperatief U.A. – Under Judicial Reorganization (“Oi Coop”; and together with Oi and PTIF, collectively the “Issuers”) announce today that they have commenced the settlement procedures for Qualified Holders (as defined below) to receive the Qualified Recovery (as defined below) applicable to the following series of notes:

•         Oi’s 9.75% Senior Notes due 2016 (CUSIP/ISIN Nos. 10553M AC5/US10553MAC55 and P18445 AF6/USP18445AF68);

•         Oi’s 5.125% Senior Notes due 2017 (ISIN No. XS0569301830 and XS0569301327);

•         Oi’s 9.50% Senior Notes due 2019 (CUSIP/ISIN Nos. 87944L AD1/US87944LAD10 and P9037H AK9/USP9037HAK97);

•         Oi’s 5.50% Senior Notes due 2020 (CUSIP/ISIN Nos. 87944L AE9/US87944LAE92, P9037H AL7/USP9037HAL70 and 87944L AF6/USP87944LAF67);

•         PTIF’s 6.25% Notes due 2016 (ISIN No. PTPTCYOM0008);

•         PTIF’s 4.375% Notes due March 2017 (ISIN No. XS0215828913);

•         PTIF’s 5.242% Notes due November 2017 (ISIN No. XS0441479804);

•         PTIF’s 5.875% Notes due 2018 (ISIN No. XS0843939918);

•         PTIF’s 5.00% Notes due 2019, (ISIN No. XS0462994343);

•         PTIF’s 4.625% Notes due 2020 (ISIN No. XS0927581842);

•         PTIF’s 4.50% Notes due 2025 (ISIN No. XS0221854200);

•         Oi Coop’s 5.625% Senior Notes due 2021 (ISIN No. XS1245245045 and XS1245244402); and

•         Oi Coop’s 5.75% Senior Notes due 2022 (CUSIP/ISIN Nos. 10553M AD3/US10553MAD39 and P18445 AG4/USP18445AG42) (collectively, the “Notes”).

The terms and conditions of the surrender of the Notes and the settlement procedures with respect to the Qualified Recovery are described in the Information Statement, dated June 15, 2018 (the “Information Statement”).  Copies of the Information Statement are available through the settlement website at https://sites.dfkingltd.com/oisettlement (the “Settlement Website”). Capitalized terms used but not otherwise defined herein shall have the meaning given to them in the previously announced Amended and Restated Information and Election Statement dated February 14, 2018 (the “Election Statement”).

“Qualified Holders” are holders of Notes that (1) appear on the Qualified Election List compiled by the Election Tabulation Agent and/or (2) Qualified Transferees that are the beneficiaries of valid Qualified Recovery Election Transfers in accordance with the procedures set forth in the Election Statement.

In accordance with the procedures for Qualified Recovery Election Transfers set forth in the Election Statement, no Qualified Recovery Election Transfer will be recorded with respect to any transfer of Notes that occurs on or after June 15, 2018, the date on which the Qualified Settlement Procedure has commenced.  Any Qualified Transfer Notice with respect to such transfer will not be accepted and shall be invalid.

Subject to the terms and conditions described in the Information Statement, the deadline for Qualified Holders to validly participate and surrender their Notes is 5:00 p.m., New York City time, on July 12, 2018, unless the deadline is extended by the Issuers in their sole discretion (such time and date, as the same may be extended, the “Expiration Date”).

Qualified Holders that validly participate and surrender a principal amount of Notes equal to or less than the principal amount of the respective series of Notes that appear on the Qualified Election List for such Qualified Holder at or prior to the Expiration Date will be eligible to receive:

•         New Senior Notes due 2025 issued by Oi (the “New Notes”);

•         American Depositary Shares (“ADSs”) representing common shares of Oi (the “New Shares”);

•         ADSs representing common shares of Oi currently held by PTIF (the “PTIF-Held Shares”; and together with the New Shares, collectively, the “Common Shares”); and

•         American Depositary Warrants (“ADWs”) representing Warrants (the “Warrants”; and together with the New Notes and the Common Shares, collectively, the “Qualified Recovery”).

The respective amounts of the Qualified Recovery that each Qualified Holder is entitled to receive is determined based on the amount of credits evidenced by the Notes (the “Bondholder Credits”) of each series of Notes held by a Qualified Holder.  Bondholder Credits consist of (1) the principal amount of the Notes that appear on the Qualified Election List for each Qualified Holder and (2) accrued and unpaid interest in respect of such Notes from the last interest payment date that the applicable Issuer made an interest payment on such Notes to, but not including, June 20, 2016 (the “Accrued Interest”).

For illustrative purposes, a Qualified Holder will receive for each US$1,000 of Bondholder Credits held:

•         US$195.61 aggregate principal amount of the New Notes;

•         ADSs representing 179.09 New Shares, with the number of New Shares subject to reduction in the event that any common shares of Oi are subscribed in the pre-emptive offer of the aggregate number of New Shares that Oi is required to conduct prior to delivering the ADSs representing the New Shares to the Qualified Holders, in which event such Qualified Holder will receive the cash proceeds related to the number of New Shares by which such allocation was reduced;

•         ADSs representing 13.75 PTIF-Held Shares; and

•         ADWs at an exercise price of US$0.01 per common share, with the number of ADWs subject to reduction in the event that any Warrants are issued to subscribers of common shares in the pre-emptive offer of the aggregate number of New Shares that Oi is required to conduct prior to delivering the ADSs representing the New Shares to the Qualified Holders.

In order for a Qualified Holder to validly participate in the Qualified Recovery Settlement, such Qualified Holder must access the Election Website, which is accessible at https://www.dfkingltdevents.com, and obtain its unique identification code that has been assigned by D.F. King (the “Information Agent”), to each Qualified Holder (the “Unique Token Number”).  The Unique Token Number will be clearly displayed on the right hand column of each submission on the ‘My Submissions’ page and will consist of a prefix of DFKQ and a five digit number.

The procedures for Qualified Holders to properly participate in the surrender of its Notes and the settlement of the Qualified Recovery depend on whether such Qualified Holder holds its Notes through The Depository Trust Company and/or through Euroclear S.A./N.V. and Clearstream Banking.  For a more detailed description of the procedures that the Qualified Holders need to follow to surrender their Notes, please see the Information Statement.

Qualified Holders that do not validly participate and surrender their Notes in accordance with the settlement procedures set forth in the Information Statement will ONLY be entitled to receive the Default Recovery.

The settlement of the Qualified Recovery is subject to the satisfaction or waiver of certain conditions described in the Information Statement.  The Issuers have the to modify, extend or otherwise amend the settlement of the Qualified Recovery if any of such Conditions are not satisfied and such conditions are not waived by the Issuers.

Copies of the Information Statement are available through the settlement website at https://sites.dfkingltd.com/oisettlement. Questions and requests for assistance may be directed to Oi at LD-Bondholders@oi.net.br.

The Information Agent may be contacted via email at oisettlement@dfkingltd.com or at their offices located at: 48 Wall Street, 22nd Floor, New York, New York 10005 United States and 125 Wood Street, London EC2V 7AN, United Kingdom.

The Qualified Recovery is being offered in reliance on an order from a United States bankruptcy court that granted the Issuers relief from the registration requirements of the United States Securities Act of 1933, as amended, pursuant to Section 1145 of the U.S. bankruptcy code.

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This press release is not an offer to sell or a solicitation of an offer to sell the Qualified Recovery or an offer to purchase or a solicitation an offer to purchase of the Notes.  The surrender of the Notes and the settlement of the Qualified Recovery is being made solely by the Issuers pursuant to the Information Statement. No recommendation is made as to whether any Qualified Holder should participate and surrender its Notes for the Qualified Recovery.  The Qualified Recovery is not being made to, nor will the Issuer accept surrenders of Notes from holders in any jurisdiction in which the settlement of the Qualified Recovery or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

Special Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Brazilian applicable regulation. Statements that are not historical facts, including statements regarding the potential terms and conditions of the subsequent Exchange Offer and Non-Qualified Settlement Procedure, the beliefs and expectations of the Issuers, business strategies, future synergies and cost savings, future costs and future liquidity are forward-looking statements. The words “will,” “may,” “should,” “could,” “anticipates,” “intends,” “believes,” “estimates,” “expects,” “forecasts,” “plans,” “plans,” “targets,” “goal” and similar expressions, as they relate to the Issuers or their management,  are intended to identify forward-looking statements. There is no guarantee that the expected events, tendencies or expected results will actually occur, or that the Qualified Recovery will occur on the terms described, or at all. Such statements reflect the current views of management of the Issuers and are subject to a number of risks and uncertainties. Such statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, corporate approvals, operational factors and other factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations. All forward-looking statements attributable to the Issuers or their affiliates, or persons acting on their behalf, are expressly qualified in their entirety by the cautionary statements set forth in this paragraph. Undue reliance should not be placed on such statements. Forward-looking statements speak only as of the date they are made. Except as required under the Brazilian or U.S. federal securities laws or the rules and regulations of the CVM, the SEC or of regulatory authorities in other applicable jurisdictions, The Issuers and their affiliates disclaim any obligation to update, revise or publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements. You are advised, however, to consult any further disclosures the Issuers make on related subjects in reports and communications that the Issuers file with the CVM and the SEC.

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